EXHIBIT 4.20

Deed of settlement and release and deed of indemnity – Mr Michael T Laing

The deed of settlement and release and deed of indemnity of Mr Michael T Laing is incorporated by reference to National Australia Bank Limited’s Annual Report on Form 20-F for the fiscal year ended September 30, 2004 as filed with the Commission on January 20, 2005